EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Matt Roberts
Investor Relations/Business Analysis Director
678.597.7317
mroberts@manh.com

Manhattan Associates Announces Financial Results for the

Fourth Quarter of 2004

Software Fees of $13.5 Million for the Quarter Push Manhattan Associates to

$215 Million in Annual Revenue

ATLANTA — February 8, 2005 - Manhattan Associates®, Inc. (Nasdaq: MANH), the global leader in providing supply chain execution and optimization solutions, today announced results for the fourth quarter ended December 31, 2004.

Key financial highlights for Manhattan Associates include:

•	Software and hosting fees for the quarter ended December 31, 2004, were $13.5 million, an increase of 12% over the fourth quarter of 2003;

•	Services revenue for the quarter ended December 31, 2004, was $34.8 million, an increase of 8% over the fourth quarter of 2003;

•	Total revenue for the quarter ended December 31, 2004, was $55.8 million, an increase of 13% over the fourth quarter of 2003;

•	Cash from operations for the quarter ended December 31, 2004, was $14.4 million, more than double the fourth quarter of 2003, and total cash and investments was $172.7 million as of December 31, 2004.

GAAP net income was $5.2 million or $0.17 per fully diluted share for the fourth quarter of 2004 compared to $6.5 million or $0.21 per fully diluted share for its fourth quarter of 2003.

Adjusted net income for the fourth quarter of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $5.7 million, or $0.19 per fully diluted share. Adjusted net income for the fourth quarter of 2003, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $7.2 million, or $0.23 per fully diluted share.

For the year ended December 31, 2004, total revenue was a record $214.9 million, increasing approximately 9% over the prior year. Software and hosting fees for the year totaled $49.9 million, an increase of 15% over 2003 and services revenues totaled

$141.5 million an increase of 9% compared with the prior year. GAAP net income was $22.1 million, or $0.71 per fully diluted share for the year ended December 31, 2004, compared with GAAP net income of $21.8 million or $0.71 per fully diluted share for the year ended December 31, 2003. Adjusted net income for the year ended December 31, 2004, which excludes acquisition-related expenses, net of taxes, was $24.4 million, or $0.79 per fully diluted share. Adjusted net income for 2003, which excludes the recovery relating to bankrupt customer, acquisition-related expenses, restructuring charge and the amortization of acquisition-related intangible assets, net of taxes, was $24.7 million, or $0.80 per fully diluted share. Cash from operations was $45.2 million for the year, an increase of 25% versus 2003.

The company provides adjusted net income and adjusted net income per share in the press release as additional information of its operating results. The measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net income and non-GAAP per share measures used by other companies. The company believes that this presentation of adjusted net income and adjusted net income per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The effective tax rate used in calculating adjusted net income was 39.7% for the fourth quarter of 2004 and 36.2% for the year ended December 31, 2004.

“We believe 2004 was a successful year for Manhattan Associates as we expanded our market penetration well beyond Warehouse Management and into the full suite of supply chain execution solutions,” said Pete Sinisgalli, Manhattan Associates’ president and CEO. “We continued to take market share in our strongest market, warehouse management. Our Warehouse Management license revenue grew by about 11% in 2004, which is about three times faster than analysts believe the overall warehouse management market expanded. Our non-warehouse solutions grew even faster in 2004 climbing 19% over 2003. We believe the market is looking for a provider to establish a strong position in the $4 billion supply chain execution market and are confident we are well positioned to be that company,” commented Sinisgalli.

Other key highlights for Manhattan Associates include the following:

•	Signed key new United States-based customers in the quarter including Blair Corporation, Borders Group, Inc., Carter’s Inc., Dicks Sporting Goods Inc., Electronics for Imaging, Novant

Health, Inc., Party City Corporation, Technicolor Videocassette, The Jay Group, Inc. and Wegmans Food Markets, Inc;

•	Signed key new International customers including Bosch Sicherheitssysteme, Comercial Eccsa S.A., Distribucion y Servicios S.A., Guangzhou Wise Logistics, Tallly-Weijl and The Forzani Group;

•	Expanded partnerships with many existing United States-based clients including Deluxe Media Services, Revlon Consumer Products, The Children’s Place, The Hillman Group, TNT Logistics and Wolverine Worldwide Inc;

•	Expanded partnerships with many existing International clients including Debenhams Retail, Plc., Halfords, Ltd., Healthcare Logistics Limited, Tibbett and Britten Limited and TNT Fashion Logistics B.V;

•	Established locally incorporated Asia-Pacific headquarters in Shanghai, China, and increased presence with key customers in that region, including ANJI-TNT Automotive Logistics Co., LTD., Nippon Yusen K. K. (NYK Line), Shanghai Pharmaceutical Co., Ltd. and Sinopharm Medical Holding Co Ltd;

•	Kicked off the opening of newly incorporated and expanded presence in China and Japan with first annual regional user conferences, Momentum Japan and Momentum China, attended by more than 400 people;

•	Launched vision for the future of Integrated Logistics Solutions™ for EMEA at its sixth annual European User Conference, attended by more than 250 people.

Business Outlook for 2005

Manhattan Associates currently intends to publish, in each quarterly earnings release, certain expectations with respect to future financial performance. The following statements regarding future financial performance are based on current expectations, which includes a modestly improving spending environment for information technology. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.

For the year ending December 31, 2005, Manhattan Associates currently expects to achieve adjusted earnings, which excludes the amortization of acquisition-related intangibles, in the range of $0.88 to $0.94 per fully diluted share and GAAP earnings per share of $0.80 to $0.86 per fully diluted share. The adjusted earnings range represents growth over 2004 of between 10% and 18%.

For the quarter ending March 31, 2005, Manhattan Associates currently expects to achieve adjusted earnings, which excludes the amortization of acquisition-related intangibles, in the range of $0.15 to $0.19 per fully diluted share and GAAP earnings per share of $0.13 to $0.17 per fully diluted share.

Manhattan Associates will make its earnings release and published expectations available on its Web site (www.manh.com). Beginning March 15, 2005, Manhattan Associates will observe a “Quiet Period” during which Manhattan Associates and its representatives will not comment concerning previously published financial expectations. Prior to the start of the Quiet Period, the public can continue to rely on the expectations published in this Business Outlook section as still being Manhattan Associates’ current expectation on matters covered, unless Manhattan Associates publishes a notice stating otherwise. The public should not rely on previously published expectations during the Quiet Period, and Manhattan Associates disclaims any obligation to update any previously published financial expectations during the Quiet Period. The Quiet Period will extend until the date when Manhattan Associates’ next quarterly earnings release is published, presently scheduled for the fourth week of April 2005.

About Manhattan Associates

Manhattan Associates, Inc., is the global leader in providing supply chain execution and optimization solutions. It enables operational excellence through its warehouse, transportation, distributed order management, reverse logistics and trading partner management applications, as well as its RFID, performance management and event management capabilities. These Integrated Logistics Solutions™ leverage state-of-the-art technologies, innovative practices and our domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 900 customers representing more than 1,600 facilities worldwide, which include some of the world’s leading manufacturers, distributors and retailers. For more information about Manhattan Associates, visit www.manh.com.

This press release may contain “forward-looking statements” relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements, risks of international operations and general economic conditions. Additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
Software and hosting fees	$13,539	$12,077	$49,886	$43,229
Services	34,799	32,149	141,492	129,320
Hardware and other	7,449	5,219	23,541	23,417
Recovery relating to bankrupt customer	—	—	—	848

Total revenue	55,787	49,445	214,919	196,814

Costs and Expenses:
Cost of software and hosting fees	1,435	1,098	4,085	4,470
Cost of services	17,225	13,457	65,853	54,218
Cost of hardware and other	6,211	4,551	20,071	20,123
Research and development	7,462	6,775	29,546	27,358
Sales and marketing	9,125	7,744	34,049	31,200
General and administrative	6,869	6,067	26,322	23,711
Amortization of acquisition-related intangibles	920	978	3,575	3,432
Acquisition-related expenses	—	—	—	885
Restructuring charge	—	—	—	893

Total costs and expenses	49,247	40,670	183,501	166,290

Operating income	6,540	8,775	31,418	30,524
Other income, net	2,024	732	3,257	2,746

Income before income taxes	8,564	9,507	34,675	33,270
Income tax provision	3,402	2,981	12,566	11,425

Net income	$5,162	$6,526	$22,109	$21,845

Basic net income per share	$0.17	$0.22	$0.74	$0.74

Diluted net income per share	$0.17	$0.21	$0.71	$0.71

Weighted average number of shares:
Basic	29,954	29,957	30,056	29,532

Diluted	30,770	31,341	31,067	30,882

Reconciliation of Adjusted Net Income:
Net income	$5,162	$6,526	$22,109	$21,845
Amortization of acquisition-related intangibles	920	978	3,575	3,432
Recovery relating to bankrupt customer	—	—	—	(848)
Acquisition-related expenses	—	—	—	885
Restructuring charge	—	—	—	893
Income tax effect	(365)	(307)	(1,294)	(1,498)

Adjusted net income	$5,717	$7,197	$24,390	$24,709

Adjusted net income per diluted share	$0.19	$0.23	$0.79	$0.80

-more-

MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2003
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$123,377	$140,964
Short-term investments	2,846	4,992
Accounts receivable, net	45,996	40,790
Prepaid expenses and other current assets	6,311	4,627
Deferred income taxes	4,257	2,086

Total current assets	182,787	193,459

Long-term investments	46,433	9,447
Property and equipment, net	12,938	12,152
Intangible and other assets	46,907	48,961

Total assets	$289,065	$264,019

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$20,975	$17,024
Current portion of capital lease obligations	139	132
Deferred revenue	22,710	17,937

Total current liabilities	43,824	35,093

Long-term portion of capital lease obligations	148	288
Deferred income taxes	466	396

Total shareholders’ equity	244,627	228,242

Total liabilities and shareholders’ equity	$289,065	$264,019

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